Exhibit 99.1

PRESS RELEASE

MEDIA CONTACT: Jacquelyn P. Muller Office: 412.995.7262 Mobile: 412.606.9244 jpmuller@edmc.edu

EDUCATION MANAGEMENT CORPORATION ANNOUNCES NEW CHAIRMAN

AND NEW CHIEF EXECUTIVE OFFICER

(PITTSBURGH – July 26, 2012) Education Management Corporation (NASDAQ:EDMC) announced today that John R. McKernan, Jr., will step down as Chairman of its Board of Directors, effective August 15, 2012. He will remain a member of the Company’s Board of Directors.

Mr. McKernan has served as the Company’s Chairman since June 2006. He was Chief Executive Officer from 2003 to 2007.

The Board of Directors has named Todd S. Nelson, currently Chief Executive Officer, to succeed Mr. McKernan as Chairman of the Board of Directors, while Edward H. West, currently President and Chief Financial Officer, will become the Company’s new Chief Executive Officer. Mr. Nelson has been Chief Executive Officer since February 2007, and Mr. West has served as Chief Financial Officer since June 2006 and President and Chief Financial Officer since December 2008.

Randall Killeen, the Company’s Vice President – Controller, will serve as acting Chief Financial Officer upon Mr. West’s appointment as Chief Executive Officer.

Mr. McKernan said, “This is the right time for Todd Nelson to be appointed Chairman, and Ed West to be named CEO, and we have long planned for this potential succession. I am looking forward to continuing my involvement with EDMC as a member of the Board.”

Mr. Nelson said, “We thank Jock for his many years of strong leadership to the Board as our Chairman, and I am excited for the future of EDMC with Ed’s leadership as CEO. With these changes in management, we remain confident that EDMC retains the experienced leadership necessary to continue to address the opportunities and challenges in private, post-secondary education. As always, we stand by our commitment of preparing students well for their chosen careers – our mission, which is respected across the higher education community.”

About EDMC

Education Management Corporation (www.edmc.edu) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with a total of 109 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online curriculum instruction, or a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

# # #